Exhibit 10.5

[Environmental Power Corporation Logo]	Environmental Power Corporation One Cate Street, 4th Floor Portsmouth, New Hampshire 03801 Tel. (603) 431-1780 Fax (603) 431-2650

July 13, 2005

Mr. Joseph E. Cresci

c/o Environmental Power Corporation

One Cate Street, 4th Floor

Portsmouth, NH 03801

Dear Joe:

The purpose of this letter is to set forth our understanding regarding certain matters related to your continued employment with, and transition and retirement from your employment with, Environmental Power Corporation (the “Corporation”).

1. You will continue to serve in your current position as an employee of the Corporation until December 31, 2005 or such later date as the Board of Directors of the Corporation (the “Board”) may determine, so long as all options referred to in paragraph 8, below, have been fully vested (the “Retirement Date”), provided that in no event may the Retirement Date be extended beyond June 30, 2006 without your consent. The period from the date of this letter to the Retirement Date is referred to as the “Transition Period.”

2. Provided that you continue to provide services satisfactory to the Board through the Retirement Date, your current salary and benefits will continue for a period of one year after the Retirement Date. Thereafter, the Corporation will provide family medical insurance, comparable to that provided to the Corporation’s Chief Executive Officer, until such time as you become eligible for Medicare.

3. During the Transition Period, you will:

(a)	Mentor the new President of the Corporation’s subsidiary, Microgy, Inc. (“Microgy”);

(b)	Mentor such other employees of the Corporation or Microgy as the Corporation may reasonably request; and

(c)	Provide such other support for the business development efforts of Microgy and the Corporation as the Corporation may reasonably request, consistent with the historical position, responsibilities and activities of the executive, including pursuit of Microgy’s business development efforts in the Southwestern United States.

4. You will execute and deliver to the Corporation its standard form of Employee Proprietary Information and Inventions Agreement, which will include a non-disclosure and non-competition covenant with a term of five years beginning on the Retirement Date.

Mr. Joseph E. Cresci

July 13, 2005

5. The Corporation will provide adequate office facilities and support for the performance of the executive’s duties during the Transition Period. The location of such office and support services will be at the election of the Corporation so long as they are reasonably convenient to your principal residence.

6. You and the Corporation may mutually agree to additional duties to be performed by you after the Retirement Date, for such compensation as you and the Corporation may mutually agree.

7. In the event that you are terminated by the Board without cause prior to the Retirement Date, you will be entitled to severance equal to 12 months’ of your current base salary, paid in accordance with the Corporation’s usual payroll practices and all other payments or benefits otherwise contemplated by this letter. In addition, all options referred to in paragraph 8 below would vest immediately, except to the extent that such termination occurs after the date for satisfaction of the vesting criteria set forth therein and such vesting criteria have not been satisfied on or prior to such date. For purposes of this letter, “cause” shall mean willful misconduct by you or willful failure by you to perform your responsibilities to the Corporation (including, without limitation, breach by you of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between you and the Corporation).

8. The Corporation will grant to you, subject to the approval of the Corporation’s 2005 Equity Incentive Plan (the “Plan”) by the Corporation’s stockholders, a non-statutory stock option under the Plan to purchase shares of the Corporation’s common stock on the following terms:

(a)	Option Term: Exercisable for 5 years, to the extent vested.

(b)	Number of Shares of common stock subject to option: 200,000.

(c)	Exercise Price: The fair market value of a share of common stock on the date of grant as determined by the Board in accordance with the terms of the Plan.

(d)	Vesting Provisions:

(i)	75% of the shares subject to the option will vest if, on or before October 31, 2005, (A) management has presented to the Board one or more agreements among (1) Microgy or any affiliated or related entity, (2) South-Tex Treaters, Inc. or any affiliate thereof or a comparable provider (or providers) of gas scrubbing equipment and services, and/or (3) other project participants, which agreements relate to one or more projects in the Southwestern United States providing for the development or construction of the equivalent of an aggregate 10 digesters having a capacity of 700,000 gallons each (it being understood that, for example and by way of illustration only, projects calling for the construction of an aggregate of 20 digesters having a capacity of 350,000 gallons each would satisfy this criteria), and (B) on the basis of such presentation, the Board has authorized further investment in such project or projects and, therefore, determined that the shares should vest.

Mr. Joseph E. Cresci

July 13, 2005

(ii)	25% of the shares will vest if, on or before December 31, 2005, in addition to the projects referred to in paragraph 8(d)(i), (A) management has presented to the Board one or more agreements among Microgy or any affiliated or related entity and one or more third parties and/or a report regarding completed development steps pertaining to a second project or group of projects of an aggregate size comparable to the project or projects contemplated by the foregoing paragraph, and (B) on the basis of such presentation, the Board of Directors has authorized further investment in such project or projects and, therefore, determined that the shares should vest.

(iii)	Notwithstanding the foregoing, in the event that, (A) following the presentation of any project or projects to the Board as described above, the Board declines to authorize any further investment, and (B) at any time during the 12-month period following such presentation, the Corporation, Microgy or any of their affiliates should later determine to invest any corporate resources (including the time of corporate personnel) in pursuit of such project or projects, then such investment in such project or projects shall be deemed to have been approved by the Board within the time periods set forth above and the option shall be deemed to be vested as to the percentage of shares related thereto.

9. It is understood that nothing in this letter is intended to affect your status as a member of the Board of Directors of the Corporation.

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Mr. Joseph E. Cresci

July 13, 2005

If the foregoing accurately sets forth your understanding of the agreement between you and the Corporation with regard to the subject matter of this letter, please so indicate by executing a copy of this letter where indicated below and returning it to me.

Very truly yours,

/s/ Kamlesh R. Tejwani
Kamlesh R. Tejwani
President and Chief Executive Officer
Environmental Power Corporation

ACCEPTED:

/s/ Joseph E. Cresci
Joseph E. Cresci

Dated: July 13, 2005